FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Christopher Bellitti 203-352-8759

WWE® Reports Strong Q3 2017 Results

& Targets Record Results in 2018

Third Quarter 2017 Highlights

•	Revenue increased 14% to $186.4 million based primarily on the strong performance of the Company’s media, licensing and live event businesses
•	Operating income was $33.9 million. Adjusted and reported OIBDA reached $40.4 million, representing an all-time record quarter on a reported basis[1]
•	WWE Network’s average paid subscribers[2] increased to 1.52 million over the third quarter 2017, consistent with the Company’s guidance
•	Launched WWE Network in China with PPTV (a Suning media company). The service showcases WWE’s major live events, ground-breaking original series, documentaries and classic matches
•	Launched localized weekly TV shows in Mexico and Central America. WWE Saturday Night, produced in Spanish with Fox Sports Mexico, will feature highlights of Raw and SmackDown
•	Through the first nine months of 2017, digital engagement continued to grow with video views up 23% to 14.2 billion and social media engagements up 5% to 912 million from the prior year
•	NBCU secured 20 new advertisers for WWE programs in the 2017-18 upfront, adding 70 over the past 3 years, and reaching a total of nearly 200 advertisers for WWE shows

2017 and 2018 Business Outlook

•	The Company is increasing its guidance for 2017 Adjusted OIBDA[1] to a range of $108 million to $112 million from its previous target of at least $100 million[3]
•	The Company outlines its expectations for 2018, which include continued WWE Network subscriber growth, record revenue and targeted Adjusted OIBDA[1] of at least $115 million[3]
•

WWE’s current license agreements for Raw and SmackDown in the U.S. will expire on September 30, 2019 and in the U.K. and India on December 31, 2019. Management currently expects to announce its plans for U.S. distribution between May – September 2018, for the U.K. by year-end 2018, and for India in the first half of 2019

STAMFORD, Conn., October 26,  2017 - WWE (NYSE: WWE) today announced financial results for its third quarter ended September 30, 2017.  For the quarter, the Company reported Net income of $21.8 million, or $0.28 per diluted share, as compared to Net Income of  $11.1 million, or $0.14 per diluted share, in the prior year quarter.4 Operating income increased to  $33.9 million from $18.3  million.  Adjusted OIBDA1 increased to $40.4 million from $24.5  million.

“We are pleased with our continued success in growing and engaging a large, global audience across multiple platforms. The increased production of original content, our focus on localization and the further development of a diverse talent base contributed to that important achievement, reinforcing the significant scale and power of our brands,” stated Vince McMahon, WWE Chairman and Chief Executive Officer.

George Barrios, WWE Chief Strategy & Financial Officer, added “We achieved a 14% increase in revenue from the monetization of video content and generated results that exceeded the range of our guidance. As we continue to drive WWE’s digital and direct-to-consumer transformation, we have increased our 2017 guidance, which calls for record revenue, record Adjusted OIBDA results, and record subscriber levels.”

Fourth Quarter and Full Year 2017 Business Outlook

For the fourth quarter 2017, the Company projects average paid subscribers to WWE Network of 1.47 million (+/- 2%). The Company also estimates fourth quarter 2017 Adjusted OIBDA of approximately $31 million to $35 million.3,  5 This range represents an expected year-over-year increase from $20.5 million in the fourth quarter 2016 primarily due to the contractual escalation of television rights fees and the continued growth of WWE Network subscribers as well as more favorable year-over-year comparisons in the Company’s fixed cost base. For the full year 2017, the Company projects average paid subscribers to WWE Network of approximately 1.53 million representing year-over-year growth of 8% and record Adjusted OIBDA of $108 million to $112 million.2, 3,  5

2018 Perspective

In 2018, management expects the Company to achieve another year of record revenue and has targeted Adjusted OIBDA of at least $115 million,3, 5 which would represent another all-time record. As management continues to believe there is a significant long-term growth opportunity for WWE, the 2018 approach balances earnings growth with investment in strategic areas.

Providing perspective on the Company’s targeted results, Mr. Barrios commented, “We remain focused on delivering a wide range of content across platforms that will strengthen our engagement with a broad audience of ardent fans. We believe these efforts will enable us to achieve record results in the coming year and to maximize the value of our long-form content.”

Long-term Growth:  Key Content Distribution Agreements

The monetization of WWE content is a fundamental element of the Company’s business model. Certain distribution agreements that represent a significant share of the Company’s television rights revenue will expire in 2019. These agreements include the licensing of its premier programs, Raw and SmackDown, in the U.S., which will expire on September 30, 2019, as well as in the U.K. and India, which will expire on December 31, 2019. Management currently expects to announce its plan for future distribution in the U.S. sometime between May 2018 and September 2018, for future distribution in the U.K. by year-end 2018, and for future distribution in India in the first half of 2019. Future distribution is subject to negotiations, which are expected to begin next year. Although these announcements could occur either before or after these dates, management believes that these ranges represent the most likely periods for such communication.

Comparability of Results

For the three months ended September 30, 2017,  there were no material items that impacted the comparability of results on year-over-year basis. For the nine months ended September 30, 2017, Operating income included $5.6 million in expenses primarily related to certain legal matters and other contractual obligations, and $3.2 million in film impairment charges that were characterized as material in previous quarters. As these material items impact the comparability of results on a year-over-year basis, they have been excluded from the Company’s 2017 Adjusted OIBDA. For the comparable periods of 2016, there were no such items.

A reconciliation of 2017 Adjusted OIBDA to Operating income (GAAP) for the three and nine months ended September 30, 2017 can be found in the supplemental schedules on pages 14-17 of this release.

Performance of Segments

The schedules below reflect WWE’s performance by line of business (in millions):1

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net Revenues:	2017	2016	2017	2016
Media Division
Network	$50.3	$45.1	$151.7	$137.2
Television	64.7	56.3	194.9	173.1
Home Entertainment	2.3	2.5	7.7	8.9
Digital Media	7.9	6.5	21.7	18.4
Live Events	31.6	28.6	116.5	105.8
Consumer Products Division
Licensing	11.3	9.0	40.8	39.0
Venue Merchandise	5.5	5.1	19.4	19.3
WWEShop	7.2	7.5	23.5	21.8
WWE Studios	4.2	2.5	9.0	7.7
Corporate & Other	1.4	1.1	4.2	3.1
Total Net Revenues	$186.4	$164.2	$589.4	$534.3

Operating Income:
Media Division
Network	$24.3	$15.7	$38.2	$23.2
Television	35.3	31.2	95.4	84.2
Home Entertainment	0.6	0.9	2.3	3.4
Digital Media	3.3	2.6	4.2	2.4
Live Events	7.2	6.1	36.9	35.6
Consumer Products Division
Licensing	6.7	4.6	24.6	22.8
Venue Merchandise	2.2	2.0	7.3	7.7
WWEShop	1.5	1.3	5.5	4.3
WWE Studios	(0.3)	0.9	(3.9)	0.9
Corporate & Other	(46.9)	(47.0)	(161.9)	(142.7)
Total Operating Income	$33.9	$18.3	$48.6	$41.8

Adjusted OIBDA:
Media Division
Network	$25.9	$17.4	$43.2	$27.5
Television	36.5	32.4	99.1	87.9
Home Entertainment	0.7	0.9	2.4	3.4
Digital Media	3.3	2.6	4.3	2.7
Live Events	7.2	6.1	36.9	35.6
Consumer Products Division
Licensing	6.7	4.6	24.6	22.8
Venue Merchandise	2.2	2.0	7.3	7.7
WWEShop	1.5	1.3	5.5	4.3
WWE Studios	(0.3)	0.9	(0.7)	0.9
Corporate & Other	(43.3)	(43.7)	(145.5)	(133.2)
Total Adjusted OIBDA	$40.4	$24.5	$77.1	$59.6

The following table reflects net revenues by region (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Revenues by Region:
North America	$140.7	$118.5	$446.3	$398.3
Europe/Middle East/Africa (EMEA)	24.6	24.7	87.8	88.5
Asia Pacific (APAC)	18.8	18.5	47.3	41.3
Latin America	2.3	2.5	8.0	6.2
Total Net Revenues	$186.4	$164.2	$589.4	$534.3

Three Months Ended September 30, 2017 - Results by Region & Business Segment

Revenues increased 14% to $186.4 million from the prior year quarter with growth from across the Company’s business segments driven by the monetization of the Company’s video content. North American revenues increased 19%, or $22.2 million, primarily due to the contractual escalation of television rights fees, the growth of WWE Network subscription revenue, as well as an increase in the number of live events. Additionally, revenue growth reflected higher sales of the Company’s licensed products, as well as the timing of the Company’s film slate. Revenues from outside North America were essentially unchanged from the prior year quarter as higher television rights fees and the growth of WWE Network subscribers were offset by a reduction in Live Event revenue with the staging of 4 fewer events in the EMEA and APAC regions. Changes in foreign exchange rates did not materially impact  revenues.

Three Months Ended September 30, 2017 – Segment Performance Commentary

The year-over-year changes in the Company’s financial performance were driven by its Network, Television, Licensing, and Live Events business segments. A discussion of selected business segments is provided in the narrative below. Refer to the third quarter 2017 Form 10-Q for management’s discussion and analysis of financial condition and results of operations pertaining to all segments.

Media Division

Revenues from the Company's Media division increased 13%  to $125.2 million, primarily due to the growth of WWE Network subscription revenue and the contractual escalation of television rights fees,  as well as the impact of the licensed reality series, Total Bellas, as described below.

•

Network revenues, which include revenue generated by WWE Network and pay-per-view, increased to $50.3 million as compared to $45.1 million in the prior year quarter. Growth in WWE Network subscription revenue reflected a 4% increase in average paid subscribers to 1.52 million.[2]

Network segment OIBDA increased $8.5 million due to the growth in WWE Network subscription revenue and,  as anticipated, lower programming expenses from the timing of new original programming.

The Company continued to increase the global subscriber base of WWE Network, which had 1.51 million total paid subscribers (1.11 million U.S. paid subscribers and 0.40 million international paid subscribers) at the end of the third quarter, which represented a  4% increase from September 30, 2016.

The following table provides WWE Network subscriber performance 2,  6

	As of / Three Month Ended		As of
	September 30,	September 30,	Dec. 31,
	2017	2016	2016
Ending Total Subscribers	1,578	1,487	1,473
Ending Paid Subscribers
U.S.	1,106	1,071	1,033
International	401	373	370
Total paid subscribers	1,507	1,444	1,403

Average Paid Subscribers
Quarter	1,522	1,458	1,407
Year-to-date	1,549	1,422	1,418

WWE Network content, including the Company’s SummerSlam event (August 20, 2017), other pay-per-views, original series, NXT Takeover, and specials continued to drive viewer engagement. During the quarter, the Company introduced compelling new content for WWE Network, including live in-ring programs, such as the Mae Young Classic, as well as new episodes of WWE 24 and the weekly series 205 Live. The Company added more than 70 hours of original content to WWE Network’s featured programming and more than 600 hours of archival content, which resulted in an on-demand library of over 8,900 hours at quarter-end.

•

Television revenues increased 15% to $64.7 million from $56.3 million in the prior year quarter primarily due to contractual increases in key distribution agreements.  Revenue growth also reflected the timing impact of WWE’s reality series, Total Bellas, which premiered in the fourth quarter 2016 and aired four episodes in the current year quarter.

Live Events

Live Event revenues increased 10%  to $31.6 million from $28.6 million in the prior year quarter.  Increased revenue from the staging of 14 additional events worldwide and an increase in average ticket prices was partially offset by a decrease in average attendance.

•

There were 96 total events (excluding NXT) in the current quarter, consisting of 89 events in North America and 7 events in international markets, as compared to 82 events in the prior year quarter, including 71 events in North America and 11 in international markets.

•

North American live event revenues increased 22% to $26.4 million primarily due to the staging of 18 additional events in North America and a 5%  increase in average ticket price to $53.11.  Partially offsetting this growth, average attendance declined 8% to approximately 4,900, due in part to changes in the mix of venues.

•

International live event revenues were $5.2 million as compared to $7.0 million in the prior year quarter. The staging of four fewer events during the quarter and a 17% decline in average attendance to approximately 6,800 fans were partially offset by  a 48% increase in average ticket price to nearly $107. The year-over-year changes in average attendance and ticket prices were due, in part, to changes in the mix of venues and territories.

Consumer Products Division

Revenues from Consumer Products increased 11% to $24.0 million from $21.6 million in the prior year quarter primarily due to a 26%, or $2.3 million, increase in Licensing revenue that reflected higher sales of mobile video games, led by WWE Supercard.

Corporate and Other

Corporate and Other expenses of  $44.7 million were essentially unchanged from $44.8 million in the prior year quarter. As defined, these expenses include corporate G&A expenses as well as Business Support costs, such as sales, marketing, and talent development costs, which are not allocated to specific segments.

Operating Income

Operating income increased to $33.9 million from $18.3 million in the prior year quarter, primarily due to the increased monetization of content across platforms as reflected in the Company’s Network and Television segments, and to a lesser extent, higher sales and profits from its Licensing business.  The Company’s Operating income margin increased to 18% from 11% in the prior year quarter.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)1

Adjusted OIBDA increased to $40.4 million from  $24.5 million in the prior year quarter. The $15.9 million increase was primarily due to the increased monetization of content as noted above. Media  division profits increased $13.1 million due to the growth in WWE Network subscription revenue, lower programming costs reflecting the timing of new original programming, and the contractual escalation of key content distribution agreements. Additionally, profits from the Company’s Licensing segment increased $2.1 million reflecting higher sales of mobile video games. The Company’s Adjusted OIBDA margin increased to 22% from 15% in the prior year quarter.

Nine Months Ended September 30, 2017 - Results Overview

Total revenues for the nine months ended September 30, 2017 were $589.4 million as compared to $534.3 million in the prior year period. Net income was $27.8 million, or $0.36 per diluted share, as compared to Net income of $25.8 million, or $0.33 per diluted share, in the prior year period.4 Operating income was $48.6 million as compared to $41.8 million. Excluding items affecting comparability, Adjusted OIBDA1 increased to $77.1 million from $59.6 million.

Nine Months Ended September 30, 2017 – Segment Performance Commentary

Revenues increased 10% to $589.4 million with growth driven by the Company’s Television, Network and Live Events segments. North American revenues increased 12%, or $48.0 million, primarily due to the contractual escalation of television rights fees, the growth of WWE Network subscribers, and the performance of Live Events,  which reflected the staging of 41 additional events in the current period. Revenues from outside North America increased 5%, or $7.1 million, driven by higher television rights fees, particularly in the APAC region, and the growth of WWE Network  subscribers. Partially offsetting these factors was a reduction in Live Event revenue, particularly in the EMEA region, that was due, in part, to changes in the mix of venues. Changes in foreign exchange rates (driven by the impact of Brexit on the British Pound) adversely impacted revenues by $3.0 million, primarily from the Network, Live Events and Licensing segments in the EMEA region.

Media Division

Revenues from the Company's Media division increased 11% to $376.0 million from $337.6 million in the prior year period primarily due to the contractual escalation of television rights fees, the growth of WWE Network subscription revenue, and higher digital advertising and sponsorship sales.

Live Events

Live Event revenues increased 10% to $116.5 million from $105.8 million in the prior year period primarily due to the staging of 42 additional global events (41 in North America and 1 International), which was partially offset by an 8% decline in average attendance.

Consumer Products Division

Revenues from Consumer Products increased to $83.7 million from $80.1 million in the prior year period, with growth driven by higher sales of the Company’s licensed video game products as well as higher sales of branded merchandise through WWE Shop’s e-commerce sites and distribution channels including Amazon.

WWE Studios

WWE Studios recognized revenue of $9.0 million as compared to revenue of $7.7 million in the prior year period. The increase in revenue was primarily due to the timing of results from the Company’s portfolio of movies.

Corporate and Other

Corporate and Other expenses were $155.3 million as compared to $136.3 million in the prior year period.  As defined, these expenses include corporate G&A expenses as well as Business Support costs such as sales, marketing, international management and talent development costs, which are not allocated to specific segments.  For the current period, Corporate and Other included non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations. Excluding these costs, Corporate and Other expenses increased $13.4 million reflecting an increase in staff costs and other expenses to support key strategic initiatives.

Operating Income

Operating income was $48.6 million as compared to $41.8 million in the prior year period, primarily due to the increased monetization of content across platforms driven by the Company’s Network and Television segments. Partially offsetting this growth was $8.8 million in expense related to items that impacted the comparability of results on a year-over-year basis (as described on page 2 of this release). The Company’s Operating income margin of 8%  was essentially unchanged from the prior year period.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)1

Adjusted OIBDA increased 29% to $77.1 million primarily due to growth in WWE Network subscriptions and the contractual escalation of key content distribution agreements.  These factors were partially offset by the rise in Corporate and Other expense (as described above). The Company’s Adjusted OIBDA margin was 13%  as compared to 11% in the prior year period.

Cash Flows & Liquidity

Cash generated from operating activities was  $41.0 million in the current nine-month period, compared to $25.2 million in the prior year period,  driven by higher operating performance and lower spending on third-party produced original programming.

Free Cash Flow increased $22.0 million as compared to the prior year period reflecting the change in cash from operating activities and $4.8 million paid towards the purchase of a building and underlying real property in the prior year period.7

As of September 30, 2017, the Company held $263.0 million in cash and cash equivalents and short-term investments, and estimates debt capacity under its revolving line of credit of approximately $100 million.

Notes

(1)

The definition of OIBDA, Adjusted OIBDA as well as a reconciliation of Operating Income to OIBDA and Adjusted OIBDA for the three and nine months ended September 30, 2017 and 2016 can be found in the Supplemental Information in this release on pages 14-17.

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses.

(3)	The Company’s business model and expected results will continue to be subject to significant execution risks, including those risks outlined in the Company’s Form 10-K filing with the SEC.
(4)

The Company’s three and nine-month periods ended September 30, 2017 reflect an income tax benefit of $1.6 million, or $0.02 per diluted share, associated with the vesting of stock-based compensation.  This presentation is in accordance with new share-based compensation accounting guidance effective for 2017; previously, the income tax effects of vested awards were recorded as an adjustment to additional paid-in capital.

(5)

WWE is unable to provide a reconciliation of fourth quarter 2017, full year 2017 and/ or full year 2018 Adjusted OIBDA targets to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

(6)	Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network.
(7)

A reconciliation of Free Cash Flow to Net cash provided by operating activities for the three and nine months ended September 30, 2017 and September 30, 2016 can be found in the Supplemental Information in this release on page 18.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on October  26th to discuss the Company's earnings results for the third quarter of 2017.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 7288682).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on October 26, 2017 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 20 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is now available in almost all international markets other than embargoed countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network (including the risk that we are unable to attract, retain and renew subscribers); major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net revenues	$186.4	$164.2	$589.4	$534.3
Cost of revenues	95.3	87.6	340.8	313.0
Selling, general and administrative expenses	50.7	52.1	180.3	161.7
Depreciation and amortization	6.5	6.2	19.7	17.8
Operating income	33.9	18.3	48.6	41.8
Interest expense	3.5	0.6	10.7	1.8
Investment income, net	0.8	0.7	2.5	1.9
Other income (expense), net	(0.1)	(0.3)	(0.1)	(1.5)
Income before income taxes	31.1	18.1	40.3	40.4
Provision for income taxes	9.3	7.0	12.5	14.6
Net income	$21.8	$11.1	$27.8	$25.8

Earnings per share:
Basic	$0.28	$0.15	$0.36	$0.34
Diluted	$0.28	$0.14	$0.36	$0.33

Weighted average common shares outstanding:
Basic	77.0	76.3	76.6	76.1
Diluted	78.5	77.6	78.4	77.4
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.36	$0.36

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$109.2	$212.0
Short-term investments, net	153.8	55.1
Accounts receivable, net	72.1	53.2
Inventory	8.5	6.5
Prepaid expenses and other current assets	29.3	22.5
Total current assets	372.9	349.3
PROPERTY AND EQUIPMENT, NET	133.1	132.6
FEATURE FILM PRODUCTION ASSETS, NET	27.7	27.1
TELEVISION PRODUCTION ASSETS, NET	11.4	12.5
INVESTMENT SECURITIES	27.1	25.0
NON-CURRENT DEFERRED INCOME TAX ASSETS	28.0	32.6
OTHER ASSETS, NET	18.0	21.8
TOTAL ASSETS	$618.2	$600.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$7.3	$6.1
Accounts payable and accrued expenses	66.4	70.4
Deferred income	65.5	56.6
Total current liabilities	139.2	133.1
LONG-TERM DEBT	32.1	35.6
CONVERTIBLE DEBT	176.7	161.0
NON-CURRENT INCOME TAX LIABILITIES	0.5	0.7
NON-CURRENT DEFERRED INCOME	18.1	30.7
Total liabilities	366.6	361.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.4
Class B convertible common stock	0.4	0.4
Additional paid-in capital	415.9	403.4
Accumulated other comprehensive income	2.9	2.9
Accumulated deficit	(168.0)	(167.3)
Total stockholders’ equity	251.6	239.8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$618.2	$600.9

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
OPERATING ACTIVITIES:
Net income	$27.8	$25.8
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	9.1	4.4
Amortization of television production assets	13.6	19.1
Depreciation and amortization	24.3	21.5
Services provided in exchange for equity instruments	(2.1)	(2.5)
Equity in earnings of affiliate, net of dividends received	—	(0.4)
Other amortization	4.8	1.6
Stock-based compensation	18.0	15.6
Provision for (recovery from) doubtful accounts	0.2	(0.4)
Provision for deferred income taxes	4.5	11.2
Other non-cash adjustments	0.1	(0.5)
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(19.0)	(4.9)
Inventory	(1.9)	(1.8)
Prepaid expenses and other assets	(8.8)	(19.9)
Feature film production assets	(9.6)	(7.1)
Television production assets	(12.5)	(23.7)
Accounts payable, accrued expenses and other liabilities	(5.9)	(10.5)
Deferred income	(1.6)	(2.3)
Net cash provided by operating activities	41.0	25.2
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(17.7)	(23.9)
Purchases of short-term investments	(123.8)	—
Proceeds from sales and maturities of investments	24.0	7.6
Purchase of equity investments	(2.1)	(2.2)
Net cash used in investing activities	(119.6)	(18.5)
FINANCING ACTIVITIES:
Repayment of long-term debt	(3.7)	(13.3)
Dividends paid	(27.6)	(27.4)
Debt issuance costs	—	(0.7)
Proceeds from borrowings under the credit facilities	1.4	11.6
Proceeds from borrowings on convertible notes, net of issuance costs	14.5	—
Proceeds from issuance of warrants	1.5	—
Purchase of convertible note hedge	(2.6)	—
Taxes paid related to net settlement upon vesting of equity awards	(9.2)	(5.5)
Proceeds from issuance of stock	1.5	1.2
Excess tax benefits from stock-based payment arrangements	—	0.9
Net cash provided by (used in) financing activities	(24.2)	(33.2)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(102.8)	(26.5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	212.0	38.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$109.2	$11.5
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$4.6	$3.7
Non-cash assumption of mortgage	$—	$23.0

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2017				2016
	As Reported	Film Impairments (1)	Other Adjustments	Adjusted	As Reported (2)
Operating income	$33.9	$—	$—	$33.9	$18.3
Interest expense	3.5	—	—	3.5	0.6
Investment and other income, net	0.7	—	—	0.7	0.4
Income before taxes	31.1	—	—	31.1	18.1
Provision for income taxes	9.3	—	—	9.3	7.0
Net income	$21.8	$—	$—	$21.8	$11.1
Earnings per share - diluted	$0.28	$—	$—	$0.28	$0.14
Reconciliation of Operating income to OIBDA
Operating income	$33.9	$—	$—	$33.9	$18.3
Depreciation & amortization	6.5	—	—	6.5	6.2
OIBDA	$40.4	$—	$—	$40.4	$24.5

	Nine Months Ended
	September 30,
	2017				2016
	As Reported	Film Impairments (1)	Other Adjustments (3)	Adjusted	As Reported (2)
Operating income	$48.6	$3.2	$5.6	$57.4	$41.8
Interest expense	10.7	—	—	10.7	1.8
Investment and other income, net	2.4	—	—	2.4	0.4
Income before taxes	40.3	3.2	5.6	49.1	40.4
Provision for income taxes	12.5	1.1	2.0	15.6	14.6
Net income	$27.8	$2.1	$3.6	$33.5	$25.8
Earnings per share - diluted	$0.36	$0.03	$0.05	$0.43	$0.33
Reconciliation of Operating income to OIBDA
Operating income	$48.6	$3.2	$5.6	$57.4	$41.8
Depreciation & amortization	19.7	—	—	19.7	17.8
OIBDA	$68.3	$3.2	$5.6	$77.1	$59.6

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for our WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. We believe these measures provide relevant and useful information to current and potential investors.

(1)

The schedule of adjustments reflects items considered to be material on a quarterly basis. Adjustments for these items, on a year-to-date basis, may differ from the total of these items as shown in the Company’s Form 10-Q filing.

(2)

For the three and nine months ended September 30, 2016, there were no items that impacted the comparability of results on a year-over -year basis.  For these periods, Adjusted results were equal to As Reported results.

(3)	Other Adjustments to Operating income and OIBDA reflects non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations. 14

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2017
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$24.3	$1.6	$25.9	$—	$25.9
Television	35.3	1.2	36.5	—	36.5
Home Entertainment	0.6	0.1	0.7	—	0.7
Digital Media	3.3	—	3.3	—	3.3
Live Events	7.2	—	7.2	—	7.2
Consumer Products Division
Licensing	6.7	—	6.7	—	6.7
Venue Merchandise	2.2	—	2.2	—	2.2
WWEShop	1.5	—	1.5	—	1.5
WWE Studios	(0.3)	—	(0.3)	—	(0.3)
Corporate & Other	(46.9)	3.6	(43.3)	—	(43.3)
Total	$33.9	$6.5	$40.4	$—	$40.4

	Three Months Ended September 30, 2016
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$15.7	$1.7	$17.4	$—	$17.4
Television	31.2	1.2	32.4	—	32.4
Home Entertainment	0.9	—	0.9	—	0.9
Digital Media	2.6	—	2.6	—	2.6
Live Events	6.1	—	6.1	—	6.1
Consumer Products Division
Licensing	4.6	—	4.6	—	4.6
Venue Merchandise	2.0	—	2.0	—	2.0
WWEShop	1.3	—	1.3	—	1.3
WWE Studios	0.9	—	0.9	—	0.9
Corporate & Other	(47.0)	3.3	(43.7)	—	(43.7)
Total	$18.3	$6.2	$24.5	$—	$24.5

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for our WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. We believe these measures provide relevant and useful information to current and potential investors.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Nine Months Ended September 30, 2017
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$38.2	$5.0	$43.2	$—	$43.2
Television	95.4	3.7	99.1	—	99.1
Home Entertainment	2.3	0.1	2.4	—	2.4
Digital Media	4.2	0.1	4.3	—	4.3
Live Events	36.9	—	36.9	—	36.9
Consumer Products Division
Licensing	24.6	—	24.6	—	24.6
Venue Merchandise	7.3	—	7.3	—	7.3
WWEShop	5.5	—	5.5	—	5.5
WWE Studios (1)	(3.9)	—	(3.9)	3.2	(0.7)
Corporate & Other (2)	(161.9)	10.8	(151.1)	5.6	(145.5)
Total	$48.6	$19.7	$68.3	$8.8	$77.1

	Nine Months Ended September 30, 2016
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$23.2	$4.3	$27.5	$—	$27.5
Television	84.2	3.7	87.9	—	87.9
Home Entertainment	3.4	—	3.4	—	3.4
Digital Media	2.4	0.3	2.7	—	2.7
Live Events	35.6	—	35.6	—	35.6
Consumer Products Division
Licensing	22.8	—	22.8	—	22.8
Venue Merchandise	7.7	—	7.7	—	7.7
WWEShop	4.3	—	4.3	—	4.3
WWE Studios	0.9	—	0.9	—	0.9
Corporate & Other	(142.7)	9.5	(133.2)	—	(133.2)
Total	$41.8	$17.8	$59.6	$—	$59.6

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for our WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. We believe these measures provide relevant and useful information to current and potential investors.

(1)

Adjustments to OIBDA reflects film impairment charges of $3.2 million, considered to be material in the quarter in which they occurred, and differs from total film impairments on  a year-to-date basis of $3.9 million.

(2)	Adjustments to OIBDA reflects non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q3 2017	Q3 2017 YTD	Q4 2017	FY 2017	FY 2018
Adjusted OIBDA (1)	$40.4	$77.1	$31 - $35	$108 - $112	at least $115
Depreciation & amortization	(6.5)	(19.7)	—	—	—
Film Impairments (2)	—	(3.2)	—	—	—
Asset Impairments (2)	—	—	—	—	—
Gain (losses) on operating assets (2)	—	—	—	—	—
Restructuring charges (2)	—	—	—	—	—
Other operating income items (2)	—	(5.6)	—	—	—
Operating income (U.S. GAAP Basis)	$33.9	$48.6	Not estimable	Not estimable	Not estimable

(1)

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for our WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

The Company believes the presentation of OIBDA and Adjusted OIBDA is relevant and useful for investors because it allows investors to view our operating performance in the same primary method used by management to evaluate operating performance.  Additionally, we believe they provide a meaningful representation of operating cash flows.

(2)

Because of the nature of the footnoted items, WWE is unable to estimate the amounts of any adjustments for these items for periods after September 30, 2017 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$27.2	$22.4	$41.0	$25.2
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(5.2)	(8.4)	(17.7)	(23.9)
Free Cash Flow	$22.0	$14.0	$23.3	$1.3

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, debt service, and payment of dividends.